Exhibit 99.1

For media inquiries:	For financial inquiries:
Katherine Taylor	Judith Carré Sutfin
Investor Relations Manager	Executive Vice President and CFO
815-961-7164	815-961-7081

AMCORE Announces Agreement and Consent Order with Regulators;
Expects Significantly Lower Second Quarter Loan Loss Provision

ROCKFORD, IL – June 26, 2009 – AMCORE Financial, Inc. (Nasdaq: AMFI), holding company of AMCORE Bank, today announced that the holding company and its subsidiary have entered into agreements with regulators designed to strengthen and improve the Bank’s financial condition and operations.  Specifically, the holding company has entered into a Written Agreement with the Federal Reserve Bank of Chicago and the Bank has agreed to the issuance of a Consent Order with the Office of the Comptroller of the Currency.

“The AMCORE management team is taking appropriate actions that address today’s economic challenges,” said William R. McManaman, Chairman and CEO of AMCORE.  “Over the last several quarters, we have taken steps to reduce operating expenses, rebuild the credit management practices, strengthen the lending function and reduce our concentration in construction and development loans.  The regulatory agreement and order announced today support the continued execution of our strategy and establish a framework against which we will work to make further improvements. From an operational perspective, we believe growth of non-performing loans this quarter has decreased from recent quarters and we expect a significantly lower provision for loan loss reserves in the second quarter.”

The agreement and order are the result of ongoing discussions between regulators and AMCORE’s management team.  In general, the agreement and order contain requirements to develop plans to raise capital and to revise and maintain a liquidity risk management program. As a result of the agreement and order, AMCORE Financial, Inc., the parent company, is in default under its credit agreement with JPMorgan Chase Bank, N.A., related to a $20 million credit facility.  JPMorgan has advised the Company that it does not expect to pursue any remedies at this time. Both parties are working cooperatively.

AMCORE’s ability to serve its customers will not be impacted by these actions and customer deposits remain fully insured to the highest limits set by the FDIC. Management will continue to coordinate with their primary regulator and work to achieve the designated capital ratios and maintain a comprehensive liquidity risk management program.

McManaman said, “We believe the regulators have seen the considerable progress that management has achieved in addressing the problems it faces and remain supportive of our continued efforts. We are committed to delivering the highest quality service to our customers and leveraging our expertise across our organization. We have been steadfastly doing so since 1910.”

ABOUT AMCORE

AMCORE Financial, Inc. is headquartered in Northern Illinois and has banking assets of $5.3 billion with 74 locations in Illinois and Wisconsin. AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and wealth management services including trust, brokerage, private banking, financial planning, investment management, insurance and comprehensive retirement plan services.

AMCORE common stock is listed on The NASDAQ Stock Market under the symbol “AMFI.” Further information about AMCORE Financial, Inc. can be found at the Company’s website at www.AMCORE.com.

FORWARD LOOKING STATEMENTS

This news release contains, and our periodic filings with the Securities and Exchange Commission and written or oral statements made by the Company’s officers and directors to the press, potential investors, securities analysts and others will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of AMCORE.  Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements.  These statements are based upon beliefs and assumptions of AMCORE’s management and on information currently available to such management.  The use of the words “believe”, “expect”, “anticipate”, “plan”, “estimate”, “should”, “may”, “will” or similar expressions identify forward-looking statements.  Forward-looking statements speak only as of the date they are made, and AMCORE undertakes no obligation to update publicly any forward-looking statements in light of new information or future events.

Contemplated, projected, forecasted or estimated results in such forward-looking statements involve certain inherent risks and uncertainties. A number of factors - many of which are beyond the ability of the Company to control or predict - could cause actual results to differ materially from those in its forward-looking statements.   These factors include, among others, the following possibilities: (I) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the formation of new products by new or existing competitors; (II) adverse state, local and federal legislation and regulation or adverse findings or rulings made by local, state or federal regulators or agencies regarding AMCORE and its operations; (III) failure to obtain new customers and retain existing customers; (IV) inability to carry out marketing and/or expansion plans; (V) ability to attract and retain key executives or personnel; (VI) changes in interest rates including the effect of prepayments; (VII) general economic and business conditions which are less favorable than expected; (VIII) equity and fixed income market fluctuations; (IX) unanticipated changes in industry trends; (X) unanticipated changes in credit quality and risk factors; (XI) success in gaining regulatory approvals when required; (XII) changes in Federal Reserve Board monetary policies; (XIII) unexpected outcomes on existing or new litigation in which AMCORE, its subsidiaries, officers, directors or employees are named defendants; (XIV) technological changes; (XV) changes in accounting principles generally accepted in the United States of America; (XVI) changes in assumptions or conditions affecting the application of “critical accounting estimates”; (XVII) inability of third-party vendors to perform critical services for the Company or its customers; (XVIII) disruption of operations caused by the conversion and installation of data processing systems; (XIX) adverse economic or business conditions affecting specific loan portfolio types in which the Company has a concentration, such as construction, land development and other land loans; (XX) zoning restrictions or other limitations at the local level, which could prevent limited branch offices from transitioning to full-service facilities; (XXI) possible changes in the creditworthiness of customers and value of collateral and the possible impairment of collectibility of loans;(XXII) changes in lending terms to the Company and the Bank by the Federal Reserve, Federal Home Loan Bank, or any other regulatory agency or third party;  and, (XXIII) the recently enacted Emergency Economic Stabilization Act of 2008, and the various programs the U.S. Treasury and the banking regulators are implementing to address capital and liquidity issues in the banking system, all of which may have significant effects on the Company and the financial services industry, the exact nature and extent of which cannot be determined at this time.